Exhibit 99.1

NEWS RELEASE	Lisa K. Klinger
FOR IMMEDIATE RELEASE	Senior Vice President Finance
and Treasurer
(972) 409-1528

klingerl@michaels.com

Michaels Stores Issues First Quarter Guidance

—Launches Refinancing of Term Loan—

— President & CFO to speak at Bear Stearns Credit Conference —

IRVING, Texas — April 30, 2007 — Michaels Stores, Inc. today provided financial guidance for the first quarter of fiscal 2007 and announced that the Company is launching a refinancing of its Term Loan facility.

The Company expects same-store sales for the first quarter of fiscal 2007 to be down approximately 1.0% and total sales to increase approximately 1.0% over the corresponding period of fiscal 2006.  While sales growth has been lower than expected, merchandise margins continue to improve as the Company continues its focus on improving overall profitability.  Domestic Michaels stores’ same-store sales quarter to date have been strongest in the Southwest, Southeast, and Northeast regions of the country.  The best performing categories quarter to date include Home Décor, Frames, Bakeware, and Ribbon.  Unseasonable winter weather early in the quarter adversely affected the Company’s overall same-store sales for the quarter. In addition, weakness in the Yarn category during this period is expected to reduce overall same-store sales by approximately 1.0%.

Merchandise margins are expected to increase approximately 100 basis points for the first quarter versus the prior year period, primarily due to ongoing product sourcing initiatives and improvements in pricing and promotion execution.  Off-setting this expansion were investments made in our merchandising and marketing programs and incremental consulting services expenses.  Based on expected first quarter sales performance, improved gross margins and the timing of various initiatives, the Company expects to generate Adjusted EBITDA of approximately $114.0 million for the first quarter of fiscal 2007 and expects to report a net loss of approximately $23.0 million.

A reconciliation of first quarter forecasted results to Adjusted EBITDA, which is a non-GAAP measure, is included at the end of this press release.

The Company also announced that on May 15, 2007, Jeffrey N. Boyer, President and Chief Financial Officer, will present at the Bear Stearns Global Credit Conference in New York.  A copy of Mr. Boyer’s presentation will also be made available on our corporate web site at www.michaels.com under Investor Relations.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

The Company plans to release its first quarter earnings results on Thursday, May 31, 2007, and will conduct a conference call at 4:00 p.m. CT on that date, hosted by Mr. Boyer, and President and Chief Operating Officer, Gregory Sandfort.  Those who wish to participate in the call may do so by dialing 973-935-8513.  Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com.  To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software.  For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event.  Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 8403469.

Michaels Stores, Inc. is the largest specialty retailer in North America of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator.  As of April 27, 2007, the Company owns and operates 928 Michaels stores in 48 states and Canada, 168 Aaron Brothers stores, 11 Recollections stores and four Star Wholesale operations.

This news release may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006, and in our Quarterly Reports on Form 10-Q for the quarters ended April 29, 2006, July 29, 2006 and October 28, 2006.  Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, net loss, and forecasts of other financial performance. Our actual results could materially differ from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our substantial leverage, as well as the restrictions and financial exposure associated with the same; our ability to service the interest and principal payments of our debt; restrictions  contained in our various debt agreements that limit our flexibility in operating our  business;  our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs and merchandise offerings; decline in consumer subscriptions of newspapers; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity, energy and fuel cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; financial difficulties of any of our key vendors or suppliers; existing vacancies in key executive positions; lawsuits asserted by our previous stockholders or others challenging the merger transaction; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.
Supplemental Disclosures Regarding Non-GAAP Financial Information

The following tables set forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization.   Additionally, the tables present Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to or subtracted from EBITDA in accordance with the Company’s credit agreements (collectively, the “Adjustments”).  The Adjustments are described in further detail in the footnotes to the tables below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.  This measure is an indicator of the Company’s operational strength and performance as it provides a link between profitability and operating cash flow.  The Company uses Adjusted EBITDA in the calculation of various financial covenants that the Company is subject to under its current credit agreements.  On October 31, 2006, the Company entered into various credit agreements with lenders, including a $1.0 billion Revolving Credit Facility and a $2.4 billion Term Loan Facility. Contained in those agreements are covenants that require the maintenance of financial ratios tied to Adjusted EBITDA. Under the Company’s Revolving Credit Facility, a Fixed Charge Ratio covenant requires the maintenance of a ratio of certain fixed charges, such as interest expense and principal payments, to Adjusted EBITDA of 1.1 to 1. However, testing for such covenant compliance is not required unless availability falls below $75 million. As of April 27, availability was over $565 million and the Company does not currently believe it is reasonably likely that the covenant will require testing in the foreseeable future. Under the Term Loan facility, a Secured Debt Ratio covenant requires the maintenance of certain total indebtedness to Adjusted EBITDA.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies.  As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.  As required by the SEC, the Company provides below a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

Michaels Stores, Inc.
Regulation G Reconciliation of Non-GAAP data

Forecast of
first fiscal
quarter ending
(in millions)	May 5, 2007

Cash flows from operating activities	$59.0
Depreciation and amortization	(31.0)
Share-based compensation	(2.0)
Tax benefit from stock options exercised	-
Loss from early exinguishment of debt	-
Other	(4.3)
Changes in assets and liabilities	(44.7)
Net income	(23.0)
Interest expense	94.8
Interest income	(0.2)
Income tax provision (1)	(14.6)
Depreciation and amortization	31.0
EBITDA	88.0
Adjustments:
Share-based compensation (2)	2.0
Strategic alternatives and other legal (3)	5.9
Store pre-opening costs (4)	1.8
Multi-year initiatives (5)	9.9
Other (6)	5.8
Adjusted EBITDA	$113.4

Notes:

(1)             Reflects the company's current estimate of its effective tax rate for fiscal 2007

(2)             Reflects share-based compensation expense recorded under the provisions of SFAS No. 123 (R), Share-Based Payment.

(3)             Consists primarily of change in control bonus accruals implemented in connection with the Merger.

(4)             The company opened 13 stores in the first quarter of fiscal 2007.  We expense all start-up activity costs as incurred,which primarily include store pre-opening costs.  Rent expense incurred prior to a store opening is recorded in cost of sales and occupancy expense on our consolidated income statement.

(5)            Reflects costs associated with multi-year initiatives primarily related to the company's strategic initiatives and store standardization/remodel program.  Under our store standardization/remodel initiative the company is changing store layouts to enhance the in-store experience.  The company plans to remodel 18 stores in the first quarter of fiscal 2007.

(6)             Reflects other adjustments required in calculating debt covenant compliance.  Positive adjustments to the calculation consist primarily of management fees paid to our sponsors, closed store expense, and employee relocation costs. These favorable adjustments are reduced by foreign currency translation gains on our intercompany debt.